UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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FS KKR Capital Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Thank you for your continued support as a stockholder of FS KKR Capital Corp. We are currently asking our stockholders to vote on three proposals for our annual stockholder meeting.

The first proposal is to elect certain members of our board.

The second proposal allows FSK to sell its shares below net asset value (NAV) per share in future offerings.

The third proposal would authorize FSK to issue warrants, options or rights to subscribe for, convert to, or purchase shares of common stock in one or more offerings.

Your vote is important, regardless of how many shares you own. Please take a moment and cast your vote in one of these three ways: You can mail back your completed voting card, vote online at proxyvote.com by entering the control number on your voting card or call 1-844-847-5067

Thank you again for your support. Your participation is very important to the future of FS KKR Capital Corp.